Tarsus Reports Fourth Quarter and Full-Year 2025 Financial Results and Recent Business Achievements

Generated full-year 2025 net product sales of XDEMVY® of $451.4 million, an increase of more than 150% year-over-year

Providing expected XDEMVY peak sales potential of more than $2 billion

Extending category-creating leadership with initiation of Phase 2 trial of TP-04 in ocular rosacea (OR) and plans to initiate a Phase 2 trial of TP-05 for Lyme disease prevention in Q2 2026

Management to host conference call today, February 23, 2026, at 1:30 p.m. PT / 4:30 p.m. ET

IRVINE, Calif., February 23, 2026 (GLOBE NEWSWIRE) -- Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), today announced financial results for the fourth quarter and full-year ended December 31, 2025, and recent business achievements.

“XDEMVY has driven a fundamental shift in eye care,” said Bobak Azamian, M.D., Ph.D., Chief Executive Officer and Chairman of Tarsus. “In just two years, we have built broad access, changed how physicians treat, and established a durable and growing franchise, giving us confidence in a clear potential path to peak sales exceeding $2 billion. Importantly, XDEMVY validates our disciplined model for category creation - integrating science, commercial execution, and strategic investment. We are now applying that proven framework across our pipeline in ocular rosacea and Lyme disease prevention with the goal of establishing additional new standards of care.”
Recent Business Highlights and Corporate Update
•XDEMVY is one of the best-selling prescription eye drops.
◦Net product sales were $151.7 million and $451.4 million for the fourth quarter and full-year 2025, respectively.
◦Delivered approximately 130,000 and 400,000 bottles to patients in the fourth quarter and full-year 2025, respectively.
◦Maintained over 90% of commercial, Medicare, and Medicaid covered lives, and recognized a gross-to-net discount of approximately 44% and 45% in the fourth quarter and full year 2025, respectively.

•Direct-to-Consumer (DTC) campaign on streaming platforms and network television generated a positive return on investment in 2025 that continues to grow.
◦Unaided awareness of Demodex blepharitis is now approximately 25% vs. 2% of patients surveyed at the beginning of the campaign.

•Tarsus continues to execute on its category-creating strategy, advancing a robust pipeline.
◦Initiated a Phase 2 trial of TP-04 (lotilaner sterile ophthalmic gel) for the potential treatment of ocular rosacea, with topline data expected in 1H 2027.
◦Expect to initiate a Phase 2 study of TP-05, an investigational oral tablet designed to kill ticks and potentially prevent Lyme disease transmission, in Q2 2026.

•Strengthened Tarsus’ leadership with the appointment of David E.I. Pyott, a renowned Biopharmaceutical leader and former Chief Executive Officer and Chairman of Allergan, Inc., to its Board of Directors.

◦Mr. Pyott brings decades of global leadership experience spanning innovative R&D, product development, and commercial execution. He was instrumental in transforming Allergan from a focused eye care business with approximately $1 billion in revenue into a global specialty pharmaceutical and medical device leader generating more than $7 billion in revenue.

Potential Growth Drivers in 2026 and Beyond
•TP-03 (XDEMVY) for the treatment of Demodex blepharitis remains on-track for global expansion.
◦In Europe, on-track for potential approval of a preservative-free formulation in 2027.
◦Ongoing discussions continue with regulatory authorities in Japan on a potential path to approval.
◦Our partner in Greater China, Grand Pharmaceutical Group Ltd., expects potential approval in 2026.

Fourth Quarter 2025 Financial Results
• Product sales, net: were $151.7 million compared to $66.4 million for the same period in 2024, driven by approximately 130,000 bottles of XDEMVY delivered to patients during the three months ended December 31, 2025, compared to approximately 58,500 bottles delivered to patients in the prior year period, as well as an improvement in the gross-to-net discount as we secured greater payer coverage in 2025.

• Cost of sales: were $10.9 million compared to $4.9 million for the same period in 2024, due to manufacturing costs related to XDEMVY, the royalty we pay on net product sales, and amortization expense for the milestone payments made to our licensor, which is being amortized over its remaining useful life. Gross margins remained consistent at 93% for both periods.

• Research and development (R&D) expenses: were $18.0 million compared to $16.9 million for the same period in 2024. The increase was primarily due to $3.7 million of payroll and personnel-related costs, $0.7 million of early-stage programs, $0.5 million of TP-05 program spend, $0.4 million of TP-04 program spend, and $0.6 million of other indirect expenses, partially offset by $2.5 million in milestone expenses and $2.2 million in TP-03 program spend. R&D non-cash stock-based compensation expense incurred was $3.7 million, compared with $1.8 million in the same period in 2024.

• Selling, general and administrative (SG&A) expenses: were $130.7 million compared to $69.0 million for the same period in 2024. The increase was due primarily to $31.2 million of commercial and marketing costs, including direct-to-consumer advertising costs, related to our expanded promotional efforts for the commercial launch of XDEMVY, $23.9 million of patient support functions, information technology, legal, and professional expenses, and $6.6 million of payroll and personnel-related costs. SG&A non-cash stock-based compensation expense was $10.5 million, compared with $5.5 million in the same period in 2024.

• Net loss: was $8.4 million, compared to $23.1 million for the same period in 2024. Basic and diluted net loss per share was $(0.20), compared with $(0.60) in 2024.

• Cash position: As of December 31, 2025, cash, cash equivalents and marketable securities were $417.3 million.

Full-Year 2025 Financial Results
• Product sales, net: were $451.4 million compared to $180.1 million for the same period in 2024, driven by approximately 400,000 bottles of XDEMVY delivered to patients during the year ended December 31, 2025, compared to approximately 163,000 bottles delivered to patients in the prior year period.

• Cost of sales: were $30.7 million compared to $12.8 million for the same period in 2024, due to manufacturing costs related to XDEMVY, the royalty we pay on net product sales, and amortization expense for the milestone payments made to our licensor, which is being amortized over its remaining useful life. Gross margins remained consistent at 93% for both periods.

• R&D expenses: were $64.3 million compared to $53.4 million in the same period in 2024. The increase was due to $8.8 million of payroll and personnel-related costs, $1.6 million of other indirect expenses, $3.3 million of early-stage programs, and $2.4 million of TP-04 program spend, partially offset by $2.5 million in milestone expenses, $2.7 million of TP-03 program spend, and $0.1 million of TP-05 program spend. R&D non-cash stock-based compensation expense incurred was $10.0 million, compared with $6.8 million in the same period in 2024.

• SG&A expenses: were $427.3 million compared to $237.3 million in the same period in 2024. The increase was due primarily to $112.6 million of commercial and marketing costs, including direct-to-consumer advertising costs, related to our expanded promotional efforts for the commercial launch of XDEMVY, $46.8 million of patient support functions, information technology, legal, and professional expenses, and $30.6 million of payroll and personnel-related costs. SG&A non-cash stock-based compensation expense incurred was $31.0 million, compared with $20.4 million in the same period in 2024.

• Net loss: was $66.4 million, compared to $115.6 million for the same period in 2024. Basic and diluted net loss per share was $(1.59), compared with $(3.07) in 2024.

Conference Call and Webcast
Tarsus will host a conference call and webcast to discuss its fourth quarter and full-year 2025 financial results and business highlights today, February 23, 2026, at 1:30 p.m. PT / 4:30 p.m. ET. A live webcast will be available on the events section of the Tarsus website. A recorded version of the call will be available on the website shortly after the completion of the call and will be archived there for at least 90 days.

About XDEMVY®
XDEMVY (lotilaner ophthalmic solution) 0.25%, formerly known as TP-03, is a novel prescription eye drop designed to treat Demodex blepharitis by targeting and eradicating the root cause of the disease – Demodex mite infestation. XDEMVY was evaluated in two pivotal trials collectively involving more than 800 patients. Both trials met the primary endpoint and all secondary endpoints, with statistical significance and no serious treatment-related adverse events. Most patients found the XDEMVY eye drop to be neutral to very comfortable. The most common ocular adverse reactions observed in the studies were instillation site stinging and burning which was reported in 10% of patients. Other ocular adverse reactions reported by less than 2% of patients were chalazion/hordeolum (stye) and punctate keratitis.

XDEMVY Indication and Important Safety Information

INDICATIONS AND USAGE
XDEMVY is indicated for the treatment of Demodex blepharitis.

Most common side effects: The most common side effect in clinical trials was stinging and burning in 10% of patients. Other side effects in less than 2% of patients were chalazion/hordeolum and punctate keratitis.

For additional information, please see full prescribing information available at: https://xdemvy.com/.

About TP-03
TP-03 (lotilaner ophthalmic solution) 0.25% is a novel therapeutic designed to treat Demodex blepharitis by targeting and eradicating the root cause of disease – Demodex mite infestation. It was approved by the FDA in
2023 under the brand name XDEMVY® for the treatment of Demodex blepharitis. Lotilaner is a well characterized anti-parasitic agent that paralyzes and eradicates Demodex mites by selectively inhibiting parasite-specific gamma-aminobutyric acid-gated chloride (GABA-Cl) channels. It is a highly lipophilic molecule, which may promote its uptake in the oily sebum of the eyelash follicles where the mites reside.

About TP-04
TP-04 is an investigational sterile aqueous gel formulation of lotilaner. Tarsus is studying TP-04 for the potential treatment of ocular rosacea (OR).

About TP-05
TP-05 is an investigational oral systemic formulation of lotilaner. TP-05 is believed to be the only non-vaccine, drug-based, preventative therapeutic in development designed to kill ticks to potentially prevent Lyme disease transmission.

About Tarsus Pharmaceuticals, Inc.
Tarsus Pharmaceuticals, Inc. applies proven science and new technology to revolutionize treatment for patients, starting with eye care. Tarsus is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. XDEMVY (lotilaner ophthalmic solution) 0.25% is FDA approved in the United States for the treatment of Demodex blepharitis. Tarsus is also developing TP-04 for the potential treatment of ocular rosacea and TP-05 as an oral tablet for the potential prevention of Lyme disease, all of which are in Phase 2.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding our 2026 financial outlook, the potential commercial success and growth of XDEMVY in Demodex blepharitis, including market size, peak net product sales potential, acceptance, demand, and adoption rate for XDEMVY; our ability to successfully continue our direct-to-consumer campaign; our ability to achieve and maintain distribution and patient access for XDEMVY and breadth of payer coverage; our ability to continue to educate the market about Demodex blepharitis; our ability to initiate planned clinical studies including the planned initiation of a Phase 2 trial for the potential prevention of Lyme disease; anticipated regulatory and development milestones including potential Europe, China, and Japan regulatory pathways and approval for TP-03; the results of our clinical studies; the test results of our pipeline formulations; our ability to continue investing in our business and actively evaluate external opportunities, and the quotations of Tarsus’ management. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: Tarsus is heavily dependent on the successful commercialization of XDEMVY for the treatment of Demodex blepharitis and the successful development, regulatory approvals and commercialization of its current and future product candidates; Tarsus’ ability to obtain and maintain regulatory approval for and successfully commercialize its products, including XDEMVY for the treatment of Demodex blepharitis, and its product candidates to meet existing and future regulatory standards; Tarsus has incurred significant losses and negative cash flows from operations since inception and anticipates that it could continue to incur significant expenses and potential losses in the future; Tarsus’ capital requirements are difficult to predict and may change; Tarsus may need to obtain additional funding to achieve its goals and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Tarsus to delay, reduce, or eliminate its product development programs, commercialization efforts or other operations; Tarsus may not ultimately be successful in educating healthcare professionals and the market about the need for treatments specifically for Demodex blepharitis and other diseases targeted by XDEMVY or our product candidates; the development and commercialization of Tarsus’ products and its product candidates is dependent on intellectual property it licenses from Elanco Tiergesundheit AG; Tarsus expects to expand its development, regulatory, operational, sales, marketing, and distribution capabilities and Tarsus may encounter difficulties in managing its growth, which could disrupt its operations; the sizes of the market opportunity for XDEMVY and Tarsus’ product candidates, particularly TP-04 for the potential treatment of ocular rosacea, as well as TP-05 for the potential prevention of Lyme disease, have not been established with precision and may be smaller than estimated, possibly materially; the results of Tarsus’ earlier studies and trials may not be predictive of future results; any termination or suspension of, or delays in the commencement or completion of, Tarsus’ planned clinical trials could result in increased costs, delay or limit its ability to generate revenue from net product sales and adversely affect its commercial prospects; if Tarsus is unable to obtain and maintain sufficient intellectual property protection for XDEMVY or its product candidates, or if the scope of the intellectual property protection is not sufficiently broad, Tarsus’ competitors could develop and commercialize products similar or identical to Tarsus’ products; and if Tarsus is unable to access capital (including but not limited to cash, cash equivalents, and credit facilities) and/or loses capital, as a result of potential failure of any financial institutions that Tarsus does business with directly or indirectly. Further, there are other risks and uncertainties that could cause actual results to differ from those set forth in the forward-looking statements and they are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2025 planned to be filed on February 23, 2026, copies of which are or will be posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this earnings release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:
Adrienne Kemp
Sr. Director, Corporate Communications
(949) 922-0801
akemp@tarsusrx.com

Investor Contact:
David Nakasone
Head of Investor Relations
(949) 620-3223
DNakasone@tarsusrx.com

TARSUS PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Product sales, net	$151,668	$66,408	$451,360	$180,059
License fees and collaboration revenue	—	—	—	2,894
Total revenues	151,668	66,408	451,360	182,953
Operating expenses:
Cost of sales	10,927	4,926	30,684	12,826
Research and development	18,035	16,873	64,322	53,386
Selling, general and administrative	130,682	69,030	427,323	237,310
Total operating expenses	159,644	90,829	522,329	303,522
Loss from operations before other income (expense)	(7,976)	(24,421)	(70,969)	(120,569)
Other income (expense):
Interest income	3,950	3,647	15,747	15,014
Interest expense	(2,214)	(2,312)	(8,935)	(7,849)
Loss on debt extinguishment	—	—	—	(1,944)
Other income (expense), net	(74)	(27)	(202)	(206)
Total other income, net	1,662	1,308	6,610	5,015
Loss before income taxes	(6,314)	(23,113)	(64,359)	(115,554)
Provision for income taxes	(2,059)	—	(2,059)	—
Net loss	$(8,373)	$(23,113)	$(66,418)	$(115,554)

Unrealized gain (loss) on marketable securities and cash equivalents	92	(167)	202	181
Comprehensive loss	$(8,281)	$(23,280)	$(66,216)	$(115,373)

Net loss per share, basic and diluted	$(0.20)	$(0.60)	$(1.59)	$(3.07)
Weighted-average shares outstanding, basic and diluted	42,784,688	38,560,907	41,784,014	37,604,538

TARSUS PHARMACEUTICALS, INC.
BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$183,641	$94,819
Restricted cash	560	—
Marketable securities	233,627	196,557
Accounts receivable, net	85,057	46,760
Inventory	4,372	2,620
Other receivables	2,052	1,299
Prepaid expenses	13,473	14,650
Total current assets	522,782	356,705
Restricted cash, non-current	2,002	2,562
Inventory, non-current	2,532	2,533
Property and equipment, net	11,665	2,314
Intangible assets, net	7,366	8,326
Operating lease right-of-use assets	10,080	552
Long-term investments	3,870	3,000
Other assets	1,861	999
Total assets	562,158	376,991
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,387	$9,419
Accrued payroll and benefits	17,779	15,823
Other accrued liabilities	101,529	55,370
Total current liabilities	135,695	80,612
Long-term debt, net	72,438	71,845
Other long-term liabilities	10,599	—
Total liabilities	218,732	152,457
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 42,553,931 shares issued and outstanding at December 31, 2025; 38,349,826 shares issued and outstanding at December 31, 2024	6	6
Additional paid-in capital	769,667	584,559
Accumulated other comprehensive income (loss)	381	179
Accumulated deficit	(426,628)	(360,210)
Total stockholders’ equity	343,426	224,534
Total liabilities and stockholders’ equity	$562,158	$376,991